EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77I: Terms of new or amended securities
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EXHIBIT A:
THE GABELLI UTILITY TRUST (the "Trust")
EXHIBIT TO ITEM 77C

On May 20, 2002, the Trust held its Annual Meeting of
Shareholders to elect four Trustees of the Trust. The results of the proposal are as follows:

1.	To elect four (4) Trustees of the Trust.

                                                         Percent
                                                         Represented
                                                         at the Meeting
                                                         Voting in Favor
                                                         (Common and
                                                         Preferred
                                                         Shareholders
                                          Withholding    voting as a
                             For           Authority     single Class

Anthony J. Colavita      9,646,342.5863   75,347.6201     99.22%
Frank J. Fahrenkopf,Jr.  9,624,169.7512   97,520.4552     98.99%
Robert J. Morrissey      9,645,548.1651   76,142.0413     99.22%
Salvatore J. Zizza       9,649,000.5778   72,689.6286     99.25%

	The remaining Trustees in office are:, Thomas E. Bratter,
James P. Conn, Vincent D. Enright, Mario J. Gabelli, John D.
Gabelli, Karl Otto Pohl, Anthony R. Pustorino.


EXHIBIT B:
THE GABELLI UTILITY TRUST
EXHIBIT TO ITEM 77I

On May 22, 2002, The Gabelli Utility Trust (the "Trust"), organized as a Delaware business Trust distributed one transferable right for each of the 11,294,893 common shares outstanding to shareholders of record on that date. Three rights were required to purchase one additional common share at the subscription price of $7.50 per share. The subscription period expired on June 27, 2002. The rights offering was fully subscribed resulting in the issuance of 3,764,965 common shares and proceeds of $28,237,239 to the Trust, prior to the deduction of estimated expenses of $500,000. The net asset value per share of the Trust common shareholders was enhanced by approximately $0.09 per share as a result of the issuance.